For Immediate Release

CarCharging Announces Corporate Rebranding and Reverse Split

One of the Largest Electric Vehicle Charging Equipment and Service

Companies Continues its Integration Efforts and Unifies its Corporate

Identity

August 29, 2017 – South Florida – Car Charging Group, Inc. (OTC: CCGID) (“CarCharging”), one of the leading owners, operators, and providers of electric vehicle (EV) charging services, and the owner of the Blink Network, announced that the Company has changed its name to Blink Charging Co. (“Blink Charging”). The Company has also implemented a 1 for 50 reverse stock split, which is effective today. For the next 20 business days, the Company’s stock symbol will be CCGID and then will revert to CCGI.

The Company’s name change to Blink Charging integrates the Company’s largest operating entity, Blink Network, and represents the thousands of Blink EV charging stations that the Company owns and/or operates, and the Blink network, the software that manages, monitors, and tracks the Blink EV stations and all its charging data.

“Changing the name of the Company to Blink Charging continues our integration efforts and corporate rebranding, which allows us to unify our identity and illustrates the company’s primary products and services,” stated Mike Calise, Blink Charging’s Chief Executive Officer. “The reverse split is also another step in the right direction towards achieving a listing on a national stock exchange and to build additional shareholder value.”

The Company recently launched its new website, www.BlinkCharging.com, which is the digital representation of the corporate rebranding and integration of CarCharging.com and BlinkNetwork.com.

About Blink Charging Co.

Blink Charging Co. (OTC: CCGID) (“Blink Charging”) is one of the leaders in nationwide public electric vehicle (EV) charging equipment and services, enabling EV drivers to easily charge at locations throughout the United States. Headquartered in Florida with offices in Arizona and California, Blink Charging’s business is designed to accelerate EV adoption.

Blink Charging offers EV charging equipment and connectivity to the Blink Network, a cloud-based software that operates, manages, and tracks the Blink EV charging stations and all the associated data. Blink Charging also has strategic property partners across multiple business sectors including multifamily residential and commercial properties, airports, colleges, municipalities, parking garages, shopping malls, retail parking, schools, and workplaces.

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For more information about Blink Charging, please visit Blink Charging.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging Co., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Investor Relations and Media Contacts:

Blink Charging Media Contact:

Suzanne Tamargo

Suzanne@BlinkCharging.com

(305) 521-0200 x 214

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